EXHIBIT 10.2

AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 (the “Amendment”) to the Employment Agreement, dated August 15, 2003, as amended on June 30, 2005 (the “Employment Agreement”), by and between Walco International, Inc., a Delaware corporation (the “Company”) and William F. Lacey (the “Executive”) is entered into as of the 31st of December, 2008 (“Effective Date”).

WHEREAS the Company and the Executive desire to amend certain terms of the Employment Agreement as set forth herein;

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Capitalized Terms.  All capitalized terms used, but not defined herein, shall have the same meaning as prescribed in the Employment Agreement.

2.           Amendment to Section 5.1 of the Employment Agreement.  Section 5.1 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

5.1           Death.  In the event of the Executive's death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate.  In that event, the Company shall, in a lump sum on the 90th day following the date of the Executive's death or sooner if required by applicable law, pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Salary and any Bonus earned but unpaid, pro-rated through the date of his death, plus (12) months Base Salary.

3.           Amendment to Section 5.2.1 of the Employment Agreement.  Section 5.2.1 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

5.2.1                      The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event the Executive becomes disabled during his employment hereunder and thereby is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (a) unable to engage in any substantial gainful activity or (b) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

4.           Amendment to the Second Sentence of Section 5.5 of the Employment Agreement.  The second sentence of Section 5.5 of the Employment Agreement, as amended on June 30, 2005, is hereby deleted and replaced in its entirety by the following:

The following shall constitute Good Reason for termination by the Executive: (i) willful failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof, (ii) a material diminution in the nature or scope of the Executive's powers, duties or responsibilities without the Executive's prior consent; provided, however, that any diminution of the business of the Company or any of its Affiliates, including without limitation the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall not constitute "Good Reason", or (iii) any other material breach of this Agreement.  If the Executive believes Good Reason exists for terminating this Agreement, he shall give the Company written notice of the acts or omissions constituting Good Reason within 90 days of the initial existence of such acts or omissions, and no termination of this Agreement shall be effective unless and until the Company fails to cure such acts or omissions within 30 days after receiving the written notice and the Executive separates from service within two years following the initial existence of the acts or omissions giving rise to Good Reason.

5.           Entire Agreement.  This Amendment constitutes the sole and entire agreement of the parties with respect to the second amendment of the Employment Agreement; supersedes all prior verbal and written understandings and agreements between the parties relating to its subject matter; and may not be modified except in a writing signed by both parties.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

EXECUTIVE	WALCO INTERNATIONAL, INC.

/s/ William F. Lacey	By: /s/ Damian Olthoff
William F. Lacey	Name: Damian Olthoff
Title: General Counsel and Secretary